Exhibit 3.1

PARETEUM CORPORATION

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

8% SERIES C REDEEMABLE PREFERRED STOCK

Pursuant to Section 151 of the

Delaware General Corporation Law

Pareteum Corporation, a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

RESOLVED, that pursuant to the authority granted to the Board in accordance with the provisions of the Corporation’s Certificate of Incorporation, as amended to date, the Board hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1. Designation and Number. A series of preferred stock, designated the 8% Series C Redeemable Preferred Stock (the “Series C Preferred Stock”), is hereby established. The number of shares of Series C Preferred Stock shall be 255.

2. Stated Value. The Series C Preferred Stock shall have a stated value of $100,000 per share.

3. Rank. The Series C Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, will rank (i) senior to the common stock, par value $0.00001 per share, of the Corporation (the “Common Stock”) and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (ii) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, the “Parity Preferred Stock”); (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and to all existing and future indebtedness of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into common stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation.

4. Redemption. The Series C Preferred Stock shall be subject to redemption by the Corporation as provided below:

(a) Term Redemption. The Corporation shall redeem, out of funds legally available therefor, all shares of Series C Preferred Stock on the one-year anniversary of the date of issuance (the “Redemption Date”), at a price per share equal to the 112.5% of the Stated Value per share of Series C Preferred Stock (the “Redemption Price”).

(b) Procedures for Redemption.

(i) If the Corporation shall determine or be required to redeem, in whole or in part, shares of Series C Preferred Stock, the Corporation shall deliver a notice of redemption (the “Notice of Redemption”), by overnight delivery, by first class mail, postage prepaid or by electronic mail transmission to holders thereof. A Notice of Redemption shall be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (A) the Redemption Date; (B) the number of shares of Series C Preferred Stock to be redeemed; (C) the Redemption Price on a per share basis; (D) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; and (E)  the provisions hereof under which such redemption is made. If fewer than all shares of Series C Preferred Stock held by any holder are to be redeemed, the Notice of Redemption delivered to such holder shall also specify the number of shares of Series C Preferred Stock to be redeemed from such holder or the method of determining such number. The Corporation may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant hereto that such redemption is subject to one or more conditions precedent and that the Corporation shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(ii) If the Corporation shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Corporation), the Corporation shall pay the Redemption Price to the holders of the shares of Series C Preferred Stock called for redemption on the Redemption Date in immediately available funds.

(iii) On or after the Redemption Date, each holder of shares of Series C Preferred Stock in certificated form (if any) that are subject to redemption shall surrender the certificate(s) representing such shares of Series C Preferred Stock to the Corporation at the place designated in the Notice of Redemption and shall then be entitled to receive the Redemption Price for such shares of Series C Preferred Stock, without interest, and in the case of a redemption of fewer than all the shares of Series C Preferred Stock represented by such certificate(s), a new certificate representing the shares of Series C Preferred Stock that were not redeemed.

(v) To the extent that any redemption for which Notice of Redemption has been provided is not made by reason of the absence of legally available funds therefor in accordance herewith and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available.

(c) Compliance With Applicable Law. In effecting any redemption pursuant to this Section 4, the Corporation shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under any applicable Delaware law, but shall effect no redemption except in accordance with any applicable Delaware law.

(d) Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 4, the Corporation may, in its sole discretion and without a stockholder vote, modify the procedures set forth above with respect to notification of redemption for the Series C Preferred Stock; provided that such modification does not materially and adversely affect the holders of the shares of Series C Preferred Stock or cause the Corporation to violate any applicable law, rule or regulation; and provided, further, that no such modification shall in any way alter the rights or obligations of the Redemption and Paying Agent without its prior consent.

5. Dividends.

(a) From and after the date of issuance of any share of Series C Preferred Stock, non-cumulative dividends on such share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 8% per annum on the Stated Value thereof (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series C Preferred Stock). All accrued dividends on any share shall be paid on the Redemption Date out of funds legally available therefor. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be such date designated by the Board that is not more than 20 nor less than seven days prior to the Redemption Date.

(b) No dividends on shares of Series C Preferred Stock shall be authorized by the Board or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series C Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that dividends per share on the Series C Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than a dividend in shares of Common Stock or other shares of stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by exchange for other stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends). Holders of shares of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends on the Series C Preferred Stock as provided above.

(e) The Corporation may, at its option, pay dividends in fully paid and non-assessable shares, including fractional shares, of Series C Preferred Stock or other capital stock of the Corporation with substantially identical terms as the Series C Preferred Stock determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Series C Preferred Stock owned by such record holder by (y) the Stated Value.

6. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $0.00001 per share, plus an amount equal to any unpaid dividends to and including the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series C Preferred Stock as to liquidation rights. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series C Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series C Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series C Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series C Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation preference, plus any unpaid dividends to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

7. Voting Rights. Holders of the Series C Preferred Stock will not have any voting rights, except as otherwise required by law.

8. Term. The Series C Preferred Stock will not be subject to any sinking fund but must be redeemed or called for redemption upon proper notice and a sum sufficient for the payment thereof set apart for payment on the Redemption Date.

9. No Preemptive Rights. No holder of the Series C Preferred Stock shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

10. Status of Redeemed or Repurchased Series C Preferred Stock. Shares of Series C Preferred Stock that at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of undesignated Preferred Stock.

11. Notice. All notices or communications hereunder, unless otherwise specified herein, shall be sufficiently given if in writing and delivered in person, by telecopier, by electronic mail transmission or by overnight mail or delivery or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 11 shall be deemed given on the date received or, if mailed by first class mail, on the date five calendar days after which such notice is mailed.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this 10th day of December, 2019.

Pareteum Corporation

By:	/s/ Alexander Korff
Name:	Alexander Korff
Title:	Corporate Secretary